ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2001-1
$ 401,529,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2001




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2001           0           0           0    0.00%            0    0.00%
 Feb-2001           0           0           0    0.00%            0    0.00%
 Mar-2001           0           0           0    0.00%            0    0.00%
 Apr-2001  13,170,182   1,316,207           0    0.00%    4,001,830    1.03%
 May-2001  13,445,050   1,623,606      16,228    0.05%    5,174,454    1.37%
 Jun-2001  15,027,001   1,586,647      48,258    0.16%    7,185,519    1.98%
 Jul-2001  12,098,240   1,523,613     167,805    0.57%    7,421,266    2.11%
 Aug-2001  12,954,487   1,468,635     301,682    1.07%    8,972,667    2.66%
 Sep-2001  12,478,187   1,423,479     414,271    1.53%    8,223,004    2.53%
 Oct-2001  10,666,672   1,363,818     487,266    1.86%    9,001,777    2.87%
 Nov-2001  13,404,366   1,322,503     440,398    1.76%    9,731,340    3.24%
 Dec-2001  11,485,160   1,269,220     469,878    1.95%    9,138,068    3.16%

          ____________ ___________ ___________
  Totals  114,729,346  12,897,728   2,345,785

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.